Exhibit 10.09

November 5, 2010

Thomas Cooper
[address]

Dear Tom:

It is my pleasure to offer you the full-time position of Executive Vice President, Worldwide Field Operations at Proofpoint Inc. (the “Company”).  This letter (“Agreement”) shall serve to confirm the terms of your employment with the Company.

1.             Duties.  You will report to me and I will assign and direct your job duties and responsibilities.  You will work from offices located in Southlake, Texas.  Of course, the Company may change your position, duties, and work location from time to time as it deems necessary.

2.             Compensation.

a.                                       Salary.  You will be paid a monthly salary of $20,833.34 less payroll deductions and all required withholdings.  You will be paid semi-monthly on the Company’s regular payroll dates.

b.                                       Management Bonus.  You will be eligible to receive a bonus targeted at $150,000.00 with upside potential based upon individual and/or Company over-performance.  The bonus will be subject to the terms and conditions of the Proofpoint Bonus Plan Document.  The Company reserves the right to change, amend or cancel this program at any time.

c.                                       Commission.  You will be eligible for monthly commissions based on your attainment of quota under the terms and conditions of the Company’s applicable commission plan.  During your first year of employment, you will be eligible to earn target commissions in the amount of $150,000.00 at 100% of quota attainment (“Target Commissions”).  Earned commissions will be paid monthly.

d.                                       Stock Option Plan.  Upon the commencement of your employment and subject to Board approval, the Company will grant you an option to purchase 1,263,029 shares of the Company’s Common Stock (the “Option”) at an exercise price equal to the fair market value on the date of grant.  The Option shall be subject to the vesting restrictions and all other terms of the Proofpoint’s 2002 Stock Option Plan and your Option Agreement.

e.                                       Benefits.  You will be eligible for the standard Company benefits for an employee in your position (health insurance, dental insurance, vacation, sick leave, holidays, 401k, etc) in accordance with the terms of the applicable benefit plans.

3.             Severance:

a.                                       Compensation If you Are Terminated Without Cause or Resign with Good Reason.  If you are terminated by the Company for Cause (as defined below) or you resign without Good Reason (as defined below) you will only be entitled to all base salary and commissions (in accordance with the terms of your commission plan) earned through your termination / resignation date and will not be entitled to any severance, bonuses, additional commissions, stock option vesting, health insurance payment reimbursement or other compensation.  If the Company terminates your employment without Cause or you resign with Good Reason and provided that you execute and do not revoke (as described below) a General Release of Claims in a form substantially similar to that which is attached as Exhibit A hereto, the Company shall provide you with the following severance benefits:

i)             Base Salary Continuation.  The Company shall continue to pay your base salary as in effect on the date of termination until the end of the six (6) month period following the termination of your employment (the “Severance Payments”).  Such Severance Payments shall be subject to standard deductions and withholdings and paid in accordance with the Company’s regular payroll policies and practices.

ii)            Commission Payments.

(1)                                 If you are terminated without Cause or resign with Good Reason, the Company will pay you the Averaged Monthly Commission Amount (as defined in Section 3aii)(2) below) for six (6) months following the date of termination or resignation.  The Average Monthly Commission Amount will be payable one time a month on the Company’s regular payroll date and shall be subject to standard deductions and withholdings.

(2)                                 Definition and Calculation of Average Monthly Commission Amount:

(a)           If you have been employed by the Company for less than two (2) months and are terminated without Cause or resign with Good Reason, the Average Monthly Commission Amount shall equal 1/12th of your Target Commissions.

(b)           If you have been employed by the Company for two (2) months or more and are terminated without Cause or resign with Good Reason, the Average Monthly Commission Amount shall equal the average of your commissions earned for the two (2) full calendar months immediately preceding the month in which you are terminated or resign.

iii)           Stock Option Vesting.  In the event that you are terminated without Cause or resign with Good Reason in your first year of employment with the Company, you shall be given monthly vesting credit under the Option for each full month worked by you prior to your termination or resignation with Good Reason.  All other terms and conditions of the Option and the Company’s 2002 Stock Option Plan shall remain in full force and effect.

iv)            Health Insurance Payment Reimbursement.  Provided that you timely and accurately elect to continue his health insurance benefits under COBRA, the Company shall reimburse you for the COBRA expenses you have paid on behalf of yourself until the earliest of (i) the six (6) month period following the employment termination or resignation date, (ii) the expiration of the your continuation coverage under COBRA or (iii) the date you become, covered by the health insurance benefits of a subsequent employer.

b.                                       Elimination of Benefits Following the Adoption of Severance Benefit Plan.  Section 3 of this Agreement shall be stricken in its entirety and you shall no longer have any eligibility for any of the benefits hereunder if the Company’s Board of Directors adopts a Severance Benefit Plan for the Company’s Vice Presidents and above for which you are eligible and such Severance Benefit Plan contains benefits equal to or greater than the benefits set forth in Section 3a above.  If the Company’s Board of Directors adopts a Severance Benefit Plan with benefits less than Section 3a above, Section 3a shall remain in effect but you shall not be eligible to participate in that Severance Benefit Plan.

c.                                       Definitions:

i)             Cause.  “Cause” for the Company to terminate your employment hereunder shall mean the occurrence of one or more of the following, as reasonably determined by the Chief Executive Officer:

(1)                                 Your failure to perform one or more of your duties and responsibilities to the Company;

(2)                                 Your refusal or failure to follow lawful directions of your manager;

(3)                                 Your violation of any Company policy, this Agreement or any other written agreement or covenant with the Company;

(4)                                 Your unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company;

(5)                                 Your conviction of, or plea of guilty or no contest to:

(a)           any felony under the laws of the United States or any state thereof;

(b)           any crime involving fraud, dishonesty, theft or moral turpitude, or

(c)           any other illegal conduct detrimental to the Company or the Company’s reputation;

(d)           Your participation in or commission of a fraud, act of dishonesty, or any other action against the Company that results in or is reasonably likely to result in harm to the business or reputation of the Company; or

(e)           Your death or Disability (as defined below).

ii)            Good Reason.  “Good Reason” for you to resign shall mean the occurrence of one or more of the following:

(1)                                 A reduction in your base salary, your target annual commissions and target annual bonus for which you are eligible to earn such that the combined annual total of your base salary, target commissions, and target annual bonus is reduced by 15% of the amount set forth in Section 2 above.  Notwithstanding the foregoing, your failure to achieve or earn 100% of your target commissions or target bonus shall not constitute such a reduction.  For the purposes of this Section, the assessment of whether such a reduction has occurred shall only consider the annual target commissions and annual target bonus set by the Company, combined with your annual base salary; or

(2)                                 A relocation of your place of employment by more than fifty (50) miles, provided and only if such reduction or relocation is required by the Company or its successor without your consent.

iii)           Change In Control.  “Change In Control” shall mean a change in ownership or control of the Company effected through any of the following transactions:

(1)                                 a merger, consolidation or other reorganization approved by the Company’s stockholders, unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor Company are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction:

(2)                                 a stockholder-approved sale, transfer or other disposition of all or substantially all of the Company’s assets in complete liquidation or dissolution of the Company; or

(3)                                 the acquisition, directly or indirectly by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company), of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders.

(4)                                 In no event shall any public offering of the Company’s securities be deemed to constitute a Change in Control.  Furthermore, a Change in Control shall not constitute a termination without Cause or give rise to Good Reason as defined above unless one or more of the other requirements of Cause or Good Reason have occurred in addition to the Change In Control itself.

iv)            Disability.  “Disability” shall mean your inability to perform your duties under this Agreement by reason of any incapacity, physical or mental, which the Board, based upon medical advice or an opinion provided by a licensed physician acceptable to the Board and in accordance with applicable law, determines to have incapacitated you from satisfactorily performing all of your usual services for the Company for a period of at least one hundred twenty (120) days during any twelve (12) month period (whether or not consecutive).  Based upon such medical advice or opinion, the determination of the Board shall be final and binding and the date such determination is made shall be the date of such Disability for purposes of this Agreement.

d.                                       Parachute Payments.  Anything in this Agreement to the contrary notwithstanding, if any payment or benefit you would receive from the Company pursuant to this Agreement or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount.  The “Reduced Amount” shall be either (1) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (2) the Payment or a portion thereof after payment of the applicable Excise Tax, whichever amount after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greatest amount of the Payment.  If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the order of payments you elect in writing, provided, however, that such election shall be subject to Company approval if made on or after the date on which the event that triggers the Payment occurs.  The Company’s principal outside accounting firm will make all determinations hereunder and shall provide its calculations, together with detailed supporting documentation, to the Company and you within fifteen (15) calendar days after the date on which your right to a Payment is triggered (if requested at that time by you or the Company) or such other time as requested by you or the Company.  If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and you with an opinion reasonably acceptable to you that no Excise Tax will be imposed with respect to such Payment.  The Company shall be entitled to rely upon the accounting firm’s determinations, which shall be final and binding on all persons.

e.                                       Exclusive Remedy.  The rights, remedies and payments set forth in this Section 3 shall be the exclusive rights, remedies and payments available to you upon termination of this Agreement and your employment hereunder.  Such rights remedies and payments shall supersede and replace any and all rights and remedies under state or federal law.  The Company may deduct any amount you owe the Company at the time of your termination of employment from any Severance Payments.

4.             Company Policies.  As a Company employee, you will be expected to abide by Company rules and policies, and execute and abide by the Company’s Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit B for your execution.

5.             Loyal and Conscientious Performance; Noncompetition.

a.                                       Loyalty.  During your employment with the Company, you shall devote your full business energies, interest, abilities and productive time to the proper and efficient performance of your duties under this Agreement.

b.                                       Covenant Not to Compete.  You agree that during your employment you will not engage in competition with the Company either directly or indirectly, in any manner or capacity, as adviser, principal, agent, affiliate, promoter, partner, officer, director, employee, stockholder, owner, co-owner, consultant, or member of any association or otherwise, in any phase of the business of developing, manufacturing and marketing of products or services which are in the same field of use or which otherwise compete with the products or services or formally proposed products or services of the Company.

c.                                       Agreement Not to Participate in Company’s Competitors.  You also agree that during your employment with the Company that you will not, except with the prior written consent of the CEO, assume or participate in, directly or indirectly, any position, investment or interest known by you to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise, or in any company, person or entity that is, directly or indirectly, in competition with the business of the Company or any of its Affiliates.  Ownership by you, as a passive investment, of less than one percent (1%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded on the NASDAQ Stock Market or in the over-the-counter market shall not constitute a breach of this paragraph.

6.             Former Employers.  In your work for the Company you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality.  Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.  During our discussions about your proposed job duties, you assured us that you would be able to perform those duties within the guidelines just described.  You also agree that you will not bring onto Company premises any confidential information or property belonging to any former employer or other person to whom you have an obligation of confidentiality.

7.             Nonsolicitation.  During any period you are receiving compensation or any other consideration from the Company, including, but not limited to the Severance Payments, and for one (1) year after your resignation or termination, you agree that in order to protect the Company’s confidential and proprietary information from unauthorized use, you shall not, either directly or through others, solicit or attempt to solicit any employee, consultant or independent contractor of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or business entity.

8.             Exposure to Explicit Electronic Content.  Because of the type of business Proofpoint conducts, during the course of your employment and as a bona fide occupational qualification of your employment you may be periodically exposed to electronic content that displays sexually explicit literary material and/or electronically conveyed images.  By accepting employment with Proofpoint it is with the full understanding that your exposure to the content described above will not interfere with the performance of your job duties, will not cause you to consider the workplace intolerable or hostile, and will not cause you to believe that you are subject to sexual harassment in the workplace.

9.             Alternative Dispute Resolution.  To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company you must agree to submit such disputes to arbitration.  Accordingly, please sign the Arbitration Agreement attached as Exhibit C and return it to me.

10.           Conflicts.  As an exempt employee, you are expected to work the number of hours required to get the job done.  However, you are generally expected to be present during normal business hours of the Company, which will be established by the Company and may be changed as needed to meet the needs of the business.  You agree that during your employment with Proofpoint, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which Proofpoint is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to Proofpoint.

11.           Employment Status and Termination.  The Company is an “at-will” employer.  This means that you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying Proofpoint.  Likewise, the Company may terminate your employment at any time, for any reason, with or without cause or advance notice, subject to the severance and acceleration provisions set forth in this Agreement.

12.           Integration.  This letter, together with your Proprietary Information and Inventions Agreement and the Arbitration Agreement form the complete and exclusive statement of your employment agreement with Proofpoint.  It supersedes any other agreements or promises made to you by anyone, whether oral or written, and it can only be modified in a written agreement signed by the Chief Executive Officer or the Vice President of Human Resources of the Company.

13.           No Representations Regarding Tax Treatment.  You understand and agree that the Company has not made any representations or warranties regarding the tax treatment of any of the benefits detailed in this letter, including, but not limited to any potential taxes or other consequences relating to Internal Revenue Code Section 409A.  To the extent you have any questions about this or any other provisions in this letter, we encourage you to consult with independent counsel and tax advisors.

14.           Assignment and Binding Effect.  This Agreement shall be binding upon and inure to the benefit of you and your heirs, executors, personal representatives, assigns, administrators and legal representatives.  Because of the unique and personal nature of your duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by you.  This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives.

15.           Choice of Law.  This Agreement shall be construed and interpreted in accordance with the internal laws of the state of California (without giving effect to principles of conflicts of law).

16.           Amendment.  This Agreement cannot be amended or modified except by a written agreement signed by you and the CEO.

17.           Waiver.  No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the Party against whom the waiver is claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

18.           Severability.  The finding by a court of competent jurisdiction or other authorized body of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal.  The invalid or unenforceable term or provision shall be modified or replaced with a valid and unenforceable term or provision which most accurately represent the Parties’ intention with respect to the invalid or unenforceable term or provision.

19.           Interpretation; Construction.  The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement.  The Parties acknowledge each Party and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

20.           Counterparts.  This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.

21.           Miscellaneous.  This offer is subject to satisfactory proof of your right to work in the United States as required by law, your successful clearance of a background and reference check (including executing the consent forms to perform those checks which are included with this letter attached hereto as Exhibit D), and signing the enclosed Proprietary Information and Arbitration Agreements.

Please sign and date this letter, both of its exhibits, and the background check consent forms and return them to me by the end of business Monday, November 8, 2010, if you wish to accept employment with Proofpoint under the terms described above.  If you accept our offer, we would like you to start on Wednesday, December 1, 2010, subject to first successfully clearing the background and reference checks noted above.

We look forward to working with you to make Proofpoint a success.  If there are any aspects of our offer, which you would like, clarified, please let me know.

Best regards,

/s/ Gary Steele

Gary Steele
Chief Executive Officer

Understood & Agreed:

/s/ Thomas Cooper
Thomas Cooper

Date:	11/5/10

EXHIBIT A

GENERAL RELEASE AGREEMENT

In exchange for the Severance Payments and other consideration to me of the amount pursuant to the Employment Agreement to which this form is attached.  I hereby furnish Proofpoint Inc. (the “Company”) with the following release and waiver:

I hereby release, acquit and forever discharge the Company, its parent and subsidiaries, and its and their officers, directors, agents, servants, employees, attorneys, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known or unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, including but not limited to:  all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or that termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interest in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute or cause of action including, but not limited to:  the federal Civil Rights Act of 1964, as amended; the federal Americans with Disability Act of 1990, as amended; the California Fair Employment and Housing Act, the Age Discrimination in Employment Act (“ADEA”), as amended; tort law; contract law; wrongful discharge; discrimination; harassment; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing.  Notwithstanding the foregoing, I am not hereby releasing the Company from any claims which cannot be waived by law.  I am waiving, however, my right to any monetary recovery should any governmental agency or entity pursue any claims on my behalf.  I also acknowledge that I have received all leaves of absence and leave benefits and protections for which I am eligible, and have not suffered any on-the-job injury for which I have not already filed a claim.

In giving this release, which includes claims which may be unknown to me at present.  I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows:  “A general release does not extend to claims which the creditors does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him must have materially affected his or her settlement with the debtor.”  I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company.

I agree to hold the provision of this Agreement in strictest confidence and not to publicize or disclose them in any manner whatsoever; provided, however, that:  (a) I may disclose this Agreement in confidence to my immediate family, attorneys, accountants, auditors, tax preparers, and financial advisers; and (b) I may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.  I also acknowledge my continuing obligations under my Proprietary Information and Inventions Agreement not to use or disclose any of the Company’s proprietary information.

Both the Company (through its officers and directors only) and I agree not to disparage the other party, and the other party’s officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both the Company and I will respond accurately and fully to any question, inquiry or request for information when required by legal process.

I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this waiver and release is knowing and voluntary, and that the consideration given for this waiver and release is in addition to anything of value to which I was already entitled as an employee of the Company.  I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that:  (a) the waiver and release granted herein does not relate to claims which may arise after this agreement is executed; (b) I should consult with an attorney prior to executing this agreement (although I may choose voluntarily not do do so); (c) I have twenty-one (21) days from the date I receive this agreement, in which to consider this agreement (although I may choose voluntarily to execute this agreement earlier); (d) I have seven (7) days following the execution of this agreement to revoke my consent to the agreement; and (c) this agreement shall not be effective until the seven (7) day revocation period has expired.

Date:
Thomas Cooper

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